Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Accelerated Pharma, Inc. on Form S-1 (Amendment # 8) (File No. 333-214048) of our report dated March 28, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Accelerated Pharma, Inc. as of December 31, 2016 and 2015 and for the years ended, which report appears in the Prospectus which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 29, 2017